Exhibit 1.2

DISCOVER CARD EXECUTION NOTE TRUST

DISCOVERSERIES

Class A(2017-5)

ASSET BACKED NOTES

TERMS AGREEMENT

Dated: June 26, 2017

To:	DISCOVER CARD EXECUTION NOTE TRUST

DISCOVER BANK

DISCOVER FUNDING LLC

Re:	Underwriting Agreement dated June 26, 2017 (the “Agreement”) relating to DiscoverSeries Class A(2017-5)

Series Designation:

DiscoverSeries.

Registration Statement:

Nos. 333-205455, 333-205455-01 and 333-205455-02.

Title of Securities:

Discover Card Execution Note Trust, DiscoverSeries Class A(2017-5) Notes (the “Notes”).

Initial Principal Amount of Notes:

$925,000,000.

Aggregate outstanding balance of Receivables in the Discover Card Master Trust I as of May 31, 2017:

$30,183,782,151.52.

Expected Date of Terms Document: June 30, 2017.

Expected Date of Risk Retention Agreement: June 30, 2017.

Interest Rate or Formula: One-month LIBOR plus 0.60% per year; provided, that if the sum of one-month LIBOR plus 0.60% is less than 0.00% for any interest accrual period, then the Interest Rate for the Notes for such interest accrual period will be deemed to be 0.00%.

Time of Sale: 3:30 p.m. New York City time on June 26, 2017.

Time of Sale Information:

(1) The Preliminary Prospectus dated June 21, 2017 for the DiscoverSeries Class A(2017-5) Notes (the “Preliminary Prospectus”), attached as Annex 1 hereto, filed pursuant to Rule 424(h) of the Securities Act of 1933, including the reports and documents incorporated by reference into the Preliminary Prospectus and (2) the Ratings Issuer Free Writing Prospectus dated June 21, 2017, attached as Annex 2 hereto, filed in accordance with Rule 433 of the Securities Act of 1933, which discloses the expected ratings to be assigned to the DiscoverSeries Class A(2017-5) Notes by the nationally recognized statistical rating organizations hired by Discover Bank.

If, subsequent to the Time of Sale, it is determined that such information included an untrue statement of material fact or omitted to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading and the Underwriters have terminated their old purchase contracts and entered into new purchase contracts with purchasers of the Notes, then “Time of Sale Information” will also include any information that corrects such material misstatements or omissions, together with any other information, to the extent it is made available to purchasers at the time of entry into the last such new purchase contract such that “Time of Sale Information” no longer includes an untrue statement of a material fact or omits to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading (“Corrective Information”).

Underwriter Information:

“Underwriter Information” shall mean the written information furnished to Discover Bank, Discover Funding LLC, and Discover Card Execution Note Trust by the Underwriters for use in the Prospectus and confirmed in the “blood letter” from the Underwriters to Discover Bank, Discover Funding LLC, and Discover Card Execution Note Trust dated the Closing Date.

Terms of Sale:

The purchase price for the Notes to the Underwriters will be

99.67500% of the aggregate principal amount of the Notes.

The Underwriters will offer the Notes to the public at a price equal to

100.00000% of the aggregate principal amount of the Notes.

Closing Date: June 30, 2017, or such other date as may be agreed upon in writing.

Time of Delivery: 9:05 a.m., Chicago, Illinois Time, on the Closing Date, or at such other time as may be agreed upon in writing.

Notwithstanding anything in the Agreement or in this Terms Agreement to the contrary, the Agreement and this Terms Agreement constitute the entire agreement and understanding among the parties hereto with respect to the purchase and sale of the Notes. This Terms Agreement may be amended only by written agreement of the parties hereto.

Very truly yours,

DEUTSCHE BANK SECURITIES INC. as an Underwriter and as a Representative of the Underwriters named in Schedule I hereto

By:	/s/ Randal Johnson
Randal Johnson
Director

By:	/s/ Peter Sabino
Peter Sabino
Vice President

RBC CAPITAL MARKETS, LLC as an Underwriter and as a Representative of the Underwriters named in Schedule I hereto

By:	/s/ Keith L. Helwig
Keith L. Helwig
Authorized Signatory

[Signature Page to Class A(2017-5) Terms Agreement]

Accepted:

DISCOVER CARD EXECUTION NOTE
TRUST, as Issuer

By: Discover Funding LLC, not in its individual capacity but solely as Depositor on behalf of the Issuer

By:	/s/ Michael F. Rickert
Michael F. Rickert
Vice President, Chief Financial Officer and Treasurer

DISCOVER BANK

By:	/s/ Michael F. Rickert
Michael F. Rickert
Vice President, Chief Financial Officer and Treasurer

DISCOVER FUNDING LLC

By:	/s/ Tod Gordon
Tod Gordon
President and Chief Executive Officer

[Signature Page to Class A(2017-5) Terms Agreement]

SCHEDULE I

UNDERWRITERS

$925,000,000 Discover Card Execution Note Trust, DiscoverSeries Class A(2017-5) Notes

Name of Underwriter	Principal Amount
Deutsche Bank Securities Inc.	$132,500,000
RBC Capital Markets, LLC	$132,500,000
Barclays Capital Inc.	$132,000,000
Citigroup Global Markets Inc.	$132,000,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	$132,000,000
MUFG Securities Americas Inc.	$132,000,000
SG Americas Securities, LLC	$132,000,000

ANNEX 1

[PRELIMINARY PROSPECTUS]

ANNEX 2

[RATINGS ISSUER FREE WRITING PROSPECTUS]